Exhibit 10.3
[Christopher P. Johns – PG&E Corporation Letterhead]

March 3, 2008

Ms. Barbara Barcon
2605 Pine Avenue
Manhattan Beach, CA. 90266

Dear Barbara:

On behalf of Pacific Gas and Electric Company, I am pleased to extend an invitation to you to join the organization as Vice President of Finance.

Your initial target total annual compensation package will include the following:

1.	An annual base salary of $300,000 ($25,000 /month) subject to possible increases through our annual salary review plan.

2.
A one time sign on bonus of $125,000 payable within 60 days of your hire, subject to normal payroll withholdings. Should you decide to leave Pacific Gas & Electric Company within three years of your date of hire, a prorated amount of this payment must be refunded to the company.

3.
A target incentive of $135,000 (45% of your base salary) in an annual incentive plan under which your actual incentive may range from $0 to $270,000 (two times the target incentive) based on performance relative to established goals.  For 2008 this incentive will be prorated for the number of months worked from your date of hire and will be payable in 2009.

4.
Participation in PG&E Corporation Long-Term Incentive Plan (LTIP).  Grants under the LTIP are currently delivered through two separate vehicles: restricted stock and performance shares; and are generally made annually on the first business day of March.  Your initial LTIP grant will be made in 2008 and will have a value of approximately $350,000. However, if your date of hire occurs during a “trading blackout” period, your initial LTIP grant will be made on the third business day following PG&E Corporation’s next earnings release. This estimated current value is used only for the purpose of determining the number of shares or units for your grant.  The ultimate value that you realize will depend upon your employment status and the performance of PG&E Corporation common stock.

5.	A one-time supplement LTIP grant with an estimated current value of $150,000.This grant will be apportioned and made in the same manner as the grant described in item 4.

6.
Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP).  The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x (average of the three highest years’ combination of salary and annual incentive for the last ten years of service) x years of credited service x 1/12.

7.
Conditioned upon meeting plan requirements, you will also be eligible for post-retirement life insurance and post-retirement medical benefits upon retirement under the Pacific Gas and Electric Company Retirement Plan (RP).

Ms. Barbara Barcon

8.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan.  You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis.  After your first year of service, we will match contributions you make up to 3% of your salary at 75 cents on each dollar contributed.  After three years of service, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed.  All of the above contributions are subject to the applicable legal limits.

9.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan.  You may elect to defer payment of some of your compensation on a pre-tax basis.  We will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly compensated employees.

10.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances.  The benefits you elect will be effective the first of the month following the date of your hire and upon receipt of completed enrollment forms.

11.
An annual vacation allotment of four weeks, subject to future increases based on length of service.  For 2008 the vacation allotment will be prorated based on your date of hire.  In addition, Pacific Gas and Electric Company recognizes ten paid company holidays and provides three floating holidays and two weeks of sick leave immediately upon hire.

12.	An annual perquisite allowance of $15,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations.

13.
Participation in the Employee Discount program after six months of continuous service following your date of hire.  The program offers participants a 25% discount on electricity and gas rates for their primary residence.  In order to receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

14.
Our employment offer also includes a comprehensive executive relocation assistance package. In addition, you will be eligible for up to 12 months of corporate housing and commuting costs between Manhattan Beach and San Francisco. Should you have questions regarding the relocation package, please contact Denise Nicco, Director of Relocation, at (415) 973-3814.

Our employment offer is contingent upon you passing a Company-paid drug analysis examination, verification of the contents of your completed Job History Form and satisfactory background and reference checks.  In addition, on your first day of employment, we are required (under applicable immigration laws) to establish your identity and verify your eligibility for employment in the United States.  Should you accept our offer, details on meeting these requirements and confirmation of your start date will follow.  Although your employment will be at-will, it is our hope that your acceptance of our offer will be the beginning of a mutually beneficial relationship with the Company. I would appreciate receiving your written acceptance of this offer as soon as possible.  In the interim, if you have additional questions, please contact Becky Christian at 415-267-7200.

Ms Barbara Barcon

Let me close by offering my thanks for your interest in joining Pacific Gas and Electric Company.  We look forward to your acceptance of our employment offer as outlined in the terms of this letter.  We believe you will find our company a great place to work.

Sincerely,

CHRISTOPHER P. JOHNS

Christopher P. Johns

Please acknowledge your acceptance of this offer and the terms of this letter by signing the original, providing the information requested above, and returning it in the enclosed envelope.  An additional copy of this letter is enclosed for your personal records.  It is important to note that you will be an employee-at-will.  This means that either you or Pacific Gas and Electric Company may end your employment at any time, with or without cause, and with or without notice.

BARBARA BARCON

XXX-XX-XXXX	10/4/56
(Social Security No.)	Date of Birth

Ms. Barbara Barcon
March 3, 2008
Page

cc:           Chris Johns
Bill Morrow
John Simon
Becky Christian
Denise Nicco